Contacts:
Jeaneen Terrio, Invesco
212-278-9205
Jeaneen.terrio@invesco.com

Allison Dukes to join Invesco as Deputy Chief Financial Officer;
Loren Starr to become Vice Chair on Aug. 1 and retire in March 2021

ATLANTA, Feb. 24, 2020 - Invesco Ltd. (NYSE: IVZ) announced today that Allison Dukes, former Chief Financial Officer for SunTrust Banks, Inc. (now Truist Financial Corporation), will join the firm as Deputy Chief Financial Officer on March 10, reporting to Loren M. Starr, Senior Managing Director and Chief Financial Officer (CFO). Ms. Dukes will remain Deputy CFO at Invesco through Aug. 1, 2020, at which time she will become Senior Managing Director and CFO. Ms. Dukes will also join the firm’s Executive Management Team immediately.
Mr. Starr has served as Senior Managing Director and CFO since October 2005 and has responsibility for Finance, Accounting, Investor Relations and Corporate Strategy. In recognition of his experienced leadership and deep knowledge of the firm, Mr. Starr will take on a new role as Vice Chair, effective Aug. 1, 2020. In this new role, Mr. Starr will act as a senior advisor to the firm’s executive management team and lead special projects. He will remain Vice Chair until he retires on March 1, 2021.
“Throughout his 15-year tenure, Loren has been a valuable contributor to the company’s long-term growth and financial strength, developing and leading a talented Finance and Corporate Strategy team,” said Marty Flanagan, President and CEO of Invesco. “We look forward to working closely with Loren until his retirement in early 2021.
“Allison’s experience as CFO and, as importantly, her deep experience overseeing key parts of SunTrust’s business, will be invaluable as we work to further strengthen and scale our business for the benefit of clients and shareholders,” Mr. Flanagan added. “Aligning her transition to Loren’s move to the Vice Chair role will help ensure a smooth, effective transition of responsibilities through our second quarter earnings release in late July.”
Ms. Dukes most recently served as CFO of SunTrust Banks, Inc., where she oversaw all corporate finance functions, including corporate development, corporate tax, corporate real estate, strategic planning, investor relations and treasury. Prior to becoming CFO in February 2018, Ms. Dukes served in a series of leadership roles throughout her 20 years with SunTrust, including head of Commercial & Business Banking; CEO of the Atlanta Division; co-head of Private Wealth Management; and managing director and head of syndicated finance originations for SunTrust Robinson Humphrey.
Ms. Dukes serves on the board of directors for Haverty Furniture Companies, Inc. An active member of the Atlanta community, she serves on the boards of Junior Achievement of Georgia, Children’s Healthcare of Atlanta and the Atlanta History Center.
About Invesco Ltd.
Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in 25 countries, the firm’s distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit
http://www.invesco.com.